Term sheet

To prospectus dated November 14, 2011,

prospectus supplement dated November 14, 2011,

product supplement no. 4-I dated November 14, 2011 and

underlying supplement no. 1-I dated November 14, 2011

Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated November 8, 2013; Rule 433

$
Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF due November 21, 2014

General

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The Notes are designed for investors who seek a fixed return of at least 7.00% at maturity if the Final Basket Level of an equally weighted basket consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF is greater than or equal to 85% of the Initial Basket Level, which we refer to as the Barrier Level. Investors should be willing to forgo interest and dividend payments and, if the Final Basket Level is less than the Barrier Level, be willing to lose some or all of their principal. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.

—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing November 21, 2014*
—	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Basket:	The Notes are linked to an equally weighted basket consisting of the Russell 2000® Index (Bloomberg ticker: RTY) (the “Index”) and the iShares® MSCI Emerging Markets ETF (Bloomberg ticker: EEM) (the “Fund” and together with the Index, the “Components”)
Component Weights:	The Russell 2000® Weight is 50.00% and the iShares® MSCI Emerging Markets Weight is 50.00% (each, a “Component Weight” and together, the “Component Weights”)
Payment at Maturity:	If the Final Basket Level is greater than or equal to the Barrier Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Digital Return, and your payment at maturity per $1,000 principal amount Note will be calculated as follows:
$1,000 + ($1,000 × Digital Return)

If the Final Basket Level is less than the Barrier Level, you will lose 1% of the principal amount of your Notes for every 1% that the Final Basket Level is less than the Initial Basket Level. Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)
If the Final Basket Level is less than the Barrier Level, you will lose more than 15% of your principal amount and may lose all of your principal amount at maturity.
Digital Return:	At least 7.00%, which reflects the maximum return on the Notes. The actual Digital Return will be provided in the pricing supplement and will not be less than 7.00%. Accordingly, the actual maximum payment at maturity per $1,000 principal amount Note will not be less than $1,070.
Barrier Level:	85, equal to 85% of the Initial Basket Level
Basket Return:	(Final Basket Level – Initial Basket Level) Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Pricing Date
Final Basket Level:	The Basket Closing Level on the Valuation Date
Basket Closing Level	On the Valuation Date, the Basket Closing Level will be calculated as follows:
100 × [1+ (Russell 2000® Index Return × Russell 2000® Weight) + (iShares® MSCI Emerging Markets Return × iShares® MSCI Emerging Markets Weight)]
Each of the returns set forth in the formula above refers to the Component Return for the relevant Component.
Pricing Date:	On or about November 11, 2013
Original Issue Date (Settlement Date):	On or about November 14, 2013
Valuation Date*:	November 18, 2014
Maturity Date*:	November 21, 2014
CUSIP:	48126NC39
Other Key Terms:	See “Additional Key Terms” in this term sheet
*	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Single Observation Digital Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the Notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $7.50 per $1,000 principal amount Note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the Notes priced today, the estimated value of the Notes as determined by JPMS would be approximately $982.00 per $1,000 principal amount Note. JPMS’s estimated value of the Notes, when the terms of the Notes are set, will be provided by JPMS in the pricing supplement and will not be less than $975.00 per $1,000 principal amount Note. See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

November 8, 2013

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 4-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

—	Underlying supplement no. 1-I dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Additional Key Terms

Component Return:	With respect to each Component: (Final Level – Initial Level) Initial Level
Initial Level:	With respect to each Component, the closing level of that Component on the Pricing Date (in the case of the Fund, divided by the Share Adjustment Factor)
Share Adjustment Factor:	With respect to the Fund, set equal to 1.0 on the Pricing Date and subject to adjustment under certain circumstances. See “General Terms of Notes — Additional Fund Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 4-I.
Final Level:	With respect to each Component, the closing level of that Component on the Valuation Date

Supplemental Terms of the Notes

For purposes of the Notes offered by this term sheet, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this term sheet, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Starting Basket Level	Initial Basket Level
Ending Basket Level	Final Basket Level
Initial Index Level / Initial Share Price	Initial Level
Ending Index Level / Final Share Price	Final Level
Index closing level / closing price	closing level
Observation Date	Valuation Date

JPMorgan Structured Investments — Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF	TS-1

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL — If the Final Basket Level is greater than or equal to the Barrier Level, you will receive a fixed return equal to the Digital Return at maturity, which also reflects the maximum return on the Notes at maturity. The Digital Return will be provided in the pricing supplement and will not be less than 7.00%. Accordingly, the maximum payment at maturity will not be less than $1,070 per $1,000 principal amount Note. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.

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LIMITED AND CONTINGENT PROTECTION AGAINST LOSS — We will pay you your principal back plus a fixed return equal to the Digital Return at maturity if the Final Basket Level is greater than or equal to the Barrier Level. If the Final Basket Level is less than the Barrier Level, for every 1% that the Ending Basket Level is less than the Initial Basket Level, you will lose an amount equal to 1% of the principal amount of your Notes. Accordingly, under these circumstances, you will lose more than 15% of your principal amount and may lose all of your principal amount at maturity.

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POTENTIAL TO RECEIVE THE DIGITAL RETURN EVEN IF THE BASKET RETURN IS NEGATIVE — You will receive the maximum payment at maturity of at least $1,070 per $1,000 principal amount note even if the Basket Return on the Valuation Date reflects a decline of up to 15% from the Initial Basket Level.

—	RETURN DEPENDENT ON THE COMPONENTS — The return on the Notes is linked to an equally weighted basket consisting of the Russell 2000® Index or the iShares® MSCI Emerging Markets ETF.

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell 2000® Index” in the accompanying underlying supplement no. 1-I.

The iShares® MSCI Emerging Markets ETF is an exchange-traded fund of iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index, which we refer to as the Underlying Index with respect to the iShares® MSCI Emerging Markets ETF. The Underlying Index is a free float-adjusted market capitalization index that is designed to measure equity market performance of global emerging markets. On July 1, 2013, the name of the iShares® MSCI Emerging Markets ETF was changed from the iShares® MSCI Emerging Markets Index Fund to the current name. For additional information about the Fund, see the information set forth under “Fund Descriptions — The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement no. 1-I.

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CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders — Additional Tax Consideration

Non-U.S. Holders should note that proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

JPMorgan Structured Investments — Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF	TS-2

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket, the Components or any of the equity securities included in or held by the Components. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and in the “Risk Factors” section in the accompanying underlying supplement no. 1-I dated November 14, 2011.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is dependent on the performance of the Basket and will depend on whether and the extent to which the Final Basket Level is less than the Barrier Level. Your investment will be exposed to loss if the Final Basket Level is less than the Barrier Level. For every 1% that the Final Basket Level is less than the Initial Basket Level, you will lose an amount equal to 1% of the principal amount of your Notes. Accordingly, under these circumstances, you will lose more than 15% of your principal amount and may lose all of your principal amount at maturity.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE DIGITAL RETURN — If the Final Basket Level is greater than or equal to the Barrier Level, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this predetermined percentage as the Digital Return, which will be provided in the pricing supplement and will not be less than 7.00%.

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CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes. Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as an agent of the offering of the Notes, hedging our obligations under the Notes and making the assumptions used to determine the pricing of the Notes and the estimated value of the Notes when the terms of the Notes are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the Notes could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

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THE BENEFIT PROVIDED BY THE BARRIER LEVEL MAY TERMINATE ON THE VALUATION DATE — If the Final Basket Level is less than the Barrier Level, the benefit provided by the Barrier Level will terminate and you will be fully exposed to any depreciation in the Basket. The Final Basket will be determined based on the Basket Closing Level on a single day near the end of the term of the Notes; the Basket Closing Level at other times during the term of the Notes could be greater than or equal to the Barrier Level. This difference could be particularly large if there is a significant decrease in the Basket Closing Level during the later portion of the term of the Notes or if there is significant volatility in the Basket Closing Level during the term of the Notes, especially on dates near the Valuation Date.

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JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the Notes is determined by reference to JPMS’s internal pricing models when the terms of the Notes are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Notes that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Notes from you in secondary market transactions. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Notes to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on

JPMorgan Structured Investments — Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF	TS-3

the terms of the Notes and any secondary market prices of the Notes. See “JPMS’s Estimated Value of the Notes” in this term sheet.

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THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period. Accordingly, the estimated value of your Notes during this initial period may be lower than the value of the Notes as published by JPMS (and which may be shown on your customer account statements).

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SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the Notes will likely be lower than the original issue price of the Notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Notes. As a result, the price, if any, at which JPMS will be willing to buy Notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the Notes.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity. See “— Lack of Liquidity” below.

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SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the Notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Components, including:

—	any actual or potential change in our creditworthiness or credit spreads;
—	customary bid-ask spreads for similarly sized trades;
—	secondary market credit spreads for structured debt issuances;
—	the actual and expected volatility in the levels of the Components;
—	the time to maturity of the Notes;
—	the dividend rates on the Fund and the equity securities included in or held by the Components;
—	the actual and expected positive or negative correlation between the Components, or the actual or expected absence of any such correlation;
—	interest and yield rates in the market generally;
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the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities held by the Fund trade and the correlation among those rates and the level of the Fund;

—	the occurrence of certain events to the Fund that may or may not require an adjustment to the Share Adjustment Factor; and
—	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Notes, if any, at which JPMS may be willing to purchase your Notes in the secondary market.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Fund or the securities included in or held by the Components would have.

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CORRELATION (OR LACK OF CORRELATION) OF THE COMPONENTS — The Notes are linked to an equally weighted Basket composed of the Components. Price movements in the Components may or may not correlate with each other. At a time when the value of one Component increases, the value of the other Component may not increase as much or may even decline. Therefore, in calculating the Final Basket Level, increases in the value of one of the Components may be moderated, or more than offset, by lesser increases or declines in the value of the other Component. In addition, high correlation of movements in the values of the Components during periods of negative returns between the Components could have an adverse effect on the payment at maturity on the Notes. There can be no assurance that the Final Basket Level will be higher than the Barrier Level.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH SMALL CAPITALIZATION STOCKS — The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

JPMorgan Structured Investments — Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF	TS-4

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THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on NYSE Arca and a number of similar products have been traded on NYSE Arca and other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund and, consequently, the value of the Notes.

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DIFFERENCES BETWEEN THE FUND AND THE UNDERLYING INDEX — The Fund does not fully replicate the Underlying Index and may hold securities not included in the Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of the Underlying Index. All of these factors may lead to a lack of correlation between the Fund and the Underlying Index. In addition, corporate actions with respect to the equity securities held by the Fund (such as mergers and spin-offs) may impact the variance between the Fund and the Underlying Index. Finally, because the shares of the Fund are traded on NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of the Underlying Index.

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NON-U.S. SECURITIES RISK — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

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EMERGING MARKETS RISK — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, holders of the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Fund denominated in each of those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and the payment at maturity, if any, may be reduced. Of particular importance to potential currency exchange risk are:

—	existing and expected rates of inflation;
—	existing and expected interest rate levels;
—	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
—	political, civil or military unrest in the countries issuing those currencies and the United States; and
—	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries issuing those currencies and the United States and other countries important to international trade and finance.

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LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.

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THE ANTI-DILUTION PROTECTION FOR THE FUND IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor for certain events affecting the shares of the Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected.

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THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the Notes will be based on relevant market conditions when the terms of the Notes are set and will be provided in the pricing supplement. In particular, each of JPMS’s estimated value and the Digital Return will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this term sheet. Accordingly, you should consider your potential investment in the Notes based on the minimums for JPMS’s estimated value and the Digital Return.

JPMorgan Structured Investments — Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF	TS-5

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return or payment at maturity on the Notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a Digital Return of 7.00% and reflects the Initial Basket Level of 100 and the Barrier Level of 85. The actual Digital Return will be provided in the pricing supplement and will not be less than 7.00%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the Notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Total Return
180.00	80.00%	7.00%
165.00	65.00%	7.00%
150.00	50.00%	7.00%
140.00	40.00%	7.00%
130.00	30.00%	7.00%
120.00	20.00%	7.00%
115.00	15.00%	7.00%
110.00	10.00%	7.00%
105.00	5.00%	7.00%
102.50	2.50%	7.00%
100.00	0.00%	7.00%
95.00	-5.00%	7.00%
90.00	-10.00%	7.00%
85.00	-15.00%	7.00%
84.99	-15.01%	-15.01%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 105.

Because the Final Basket Level of 105 is greater than the Initial Basket Level of 100, regardless of the Basket Return, the investor receives a payment at maturity of $1,070 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 7.00%) = $1,070

Example 2: The level of the Basket decreases from the Initial Basket Level of 100 to a Final Basket Level of 85.

Although the Basket Return is negative, because the Final Basket Level of 85 is equal to the Barrier Level of 85, the investor receives a payment at maturity of $1,070 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 7.00%) = $1,070

Example 3: The level of the Basket increases from the Initial Basket Level of 100 to a Final Basket Level of 120.

Because the Final Basket Level of 120 is greater than the Initial Basket Level of 100, regardless of the Basket Return, the investor receives a payment at maturity of $1,070 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × 7.00%) = $1,070

Example 4: The level of the Basket decreases from the Initial Basket Level of 100 to a Final Basket Level of 50.

Because the Final Basket Level of 50 is less than the Barrier Level of 85 and the Basket Return is -50%, the investor receives a payment at maturity of $500 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -50%) = $500

The hypothetical returns and hypothetical payments on the Notes shown above apply only if you hold the Notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF	TS-6

Historical Information

The following graphs set forth the historical weekly performance of each Component from January 4, 2008 through November 1, 2013, as well as the Basket as a whole from January 4, 2008 through November 1, 2013. The graph of the historical Basket performance assumes that the Basket Closing Level on January 4, 2008 was 100 and that the Component Weights were as specified on the cover of this term sheet on that date. The closing level of the Russell 2000® Index on November 7, 2013 was 1,079.09. The closing level of the iShares® MSCI Emerging Markets ETF on November 7, 2013 was $41.21. We obtained the various closing levels of the Components below from Bloomberg Financial Markets, without independent verification. The historical closing levels set forth in the graph for the iShares® MSCI Emerging Markets ETF below have been adjusted for 3-for-1 stock splits that were paid on July 24, 2008.

The historical levels of each Component and the historical levels of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing level of either Component on the Pricing Date or the Valuation Date. We cannot give you assurance that the performance of the Components will result in the return of any of your principal. We make no representation as to the amount of dividends, if any, that the Fund will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Fund.

JPMorgan Structured Investments — Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF	TS-7

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the Notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Notes. JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.” The value of the derivative or derivatives underlying the economic terms of the Notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the Notes is determined when the terms of the Notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the Notes will be lower than the original issue price of the Notes because costs associated with selling, structuring and hedging the Notes are included in the original issue price of the Notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes and the estimated cost of hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the Notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the Notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet. In addition, we generally expect that some of the costs included in the original issue price of the Notes will be partially paid back to you in connection with any repurchases of your Notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the Notes. The length of any such initial period reflects the structure of the Notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Notes and when these costs are incurred, as determined by JPMS. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the Notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the Notes.

The Notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Notes. See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the Notes and “Selected Purchase Considerations — Return Dependent on the Components” in this term sheet for a description of the market exposure provided by the Notes.

The original issue price of the Notes is equal to JPMS’s estimated value of the Notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes, plus the estimated cost of hedging our obligations under the Notes.

For purposes of the Notes offered by this term sheet, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Single Observation Digital Notes Linked to an Equally Weighted Basket Consisting of the Russell 2000® Index and the iShares® MSCI Emerging Markets ETF	TS-8